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                                                                    EXHIBIT 99.B

                                   EXHIBIT B

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

         AGREEMENT, dated this 21 day of June, 1995, by and between American Communications Services, Inc. (the "Company"), a Delaware corporation, and Apex Investment Fund II, L.P. ("Apex").

         Reference is hereby made to that certain consulting agreement dated October 25, 1993 between Thurston Partners, Inc. and the Company, as amended, and the related warrant agreements of even date therewith (such consulting agreement and warrants, collectively, the "Put Documents") issued by the Company to each of Suite 1025 Limited Partnership ("Suite 1025"), Lawrence Schneider and Henry Schneider (Suite 11025 and Lawrence and Henry Schneider hereafter collectively referred to as the "Holders").

         WHEREAS, pursuant to the Put Documents the Holders have the right (the "Put"), at their election to cause the Company to purchase an aggregate of 300,000 shares of common stock, $.01 par value, of the Company (the "Common Stock") at a purchase price of $2.25 per share;

         WHEREAS, it is a condition to the Series B Preferred Stock and Warrant Purchase Agreement dated June 21, 1995, among Apex, the Company and other investors (the "Series B Transaction") that the Company assign its obligation to purchase such Common Stock under the Put Documents to another party and that such obligation be assumed by such other party; and

         WHEREAS, the Company is desirous of assigning to Apex its obligations under the Put Documents to purchase such Common Stock upon the exercise of the Put by the Holders;

         WHEREAS, Apex is a principal stockholder of the Company and an investor in the Series B Transaction and is desirous of assuming the Company's obligation to purchase the Common Stock upon any exercise of a Put by a Holder.

         NOW, THEREFORE, in consideration of the sum of $10.00 and other good and valuable consideration received from the Company (the receipt and sufficiency of which is hereby acknowledged) and the mutual agreements contained herein, the parties hereby agree as follows:

         1. Subject to the terms and conditions of this Agreement and the Put Documents, the Company agrees to assign to Apex and Apex agrees to assume the Company's obligation to purchase the Common Stock.

         2. Upon the receipt of notice (the "Notice") by the Company of a Holder's intention to exercise all or part of the Put, the Company shall promptly deliver such Notice to Apex and Apex agrees to immediately purchase not less than all of the Common Stock that is the subject of such Notice.

         3. The Company shall as soon as practicable upon the purchase by Apex of the Common Stock, take all reasonable and necessary steps to effect the transfer of the Common Stock to Apex, including, but not limited to, cancelling the certificates delivered to Apex by the

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Holders and reissuing to Apex the certificate or certificates representing the shares of Common Stock so purchased and recording such transfers on the books and records of the Company.

         4. Apex expressly understands and acknowledges that upon its purchase of the Common Stock, such Common Stock will not be subject to the Put Documents and will not be entitled to any rights or privileges thereunder.

         5. Apex expressly understands and acknowledges that the Common Stock is not registered under the Securities Act of 1933, as amended or under any state securities laws and as such is restricted in its transferability and shall bear the following legend:

                 THE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THESE SHARES OF COMMON STOCK ARE NONTRANSFERABLE AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

         6. Apex represents and warrants that it has the authority and financial resources to purchase all of the Common Stock upon exercise of the Put by each Holder.

         7. No provisions of this Agreement shall be construed as conferring upon Apex the right to purchase any securities directly from the Company.

         8. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective, beneficiaries, representatives, successors, and assigns of the parties hereto.

         9. This Agreement shall be governed by and construed and enforced in accordance with laws of the state of New York, without regard to its conflict-of-laws rules and venue.

         10. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Company and Apex on the date first above written.

                                      AMERICAN COMMUNICATIONS SERVICES, INC.

                                      By:          /s/ A.J. Pompliano
                                              ---------------------------------
                                      Name:       A.J. Pompliano
                                      Title:      Chairman


                                      APEX INVESTMENT FUND II, L.P.

                                      By:     Apex Management Partnership, its
                                              General Partner

                                      By:          /s/ George Middlemas
                                              ---------------------------------
                                      Name:        George Middlemas
                                      Title:       General Partner